For Immediate Release

Contact:  Thomas X. Geisel, President & CEO, (856) 691-7700

Sun National Bank Names Thomas R. Brugger Executive Vice President and Chief Financial Officer

Vineland, N.J. – November 9, 2012 – Sun Bancorp, Inc. (Nasdaq: SNBC) today announced that its wholly-owned banking subsidiary, Sun National Bank (the “Bank”), has appointed Thomas R. Brugger as Executive Vice President and Chief Financial Officer of the Bank. “We are pleased to have Tom, an accomplished, results-focused financial executive, join the Bank,” said Thomas X. Geisel, President and Chief Executive Officer.  “Tom has the financial acumen, growth orientation and operational experience to assist in the advancement of Sun’s corporate strategy.  We look forward to his contributions and leadership as we continue to strengthen and grow the Bank.” Mr. Brugger is expected to be appointed as Executive Vice President and Chief Financial Officer of Sun Bancorp, Inc. following regulatory approval.

Before joining Sun, Mr. Brugger was Executive Vice President and Chief Financial Officer of Customers Bancorp, Inc., a bank holding company based in Wyomissing, Pa., and its subsidiary, Customers Bank, which had assets of about $2.7 billion.  Brugger joined Customers Bank when it was approximately $260 million in assets.  While there, he managed the capital structure and the execution of both organic and external growth strategies as the bank grew to its current size.  His responsibilities also included financial reporting and planning, accounting, treasury, investor relations, capital and regulatory compliance. Prior to that, Mr. Brugger was Corporate Treasurer, Chief Investment Officer and Portfolio Manager for Sovereign Bank, where he oversaw investment portfolio management, capital planning, business unit profitability, budgeting and related financial and accounting functions.   Mr. Brugger is a graduate of Penn State University and sits on the Advisory Board for Penn State Outreach, a community service organization.

Sun Bancorp, Inc. (Nasdaq: SNBC) is a $3.18 billion asset bank holding company headquartered in Vineland, New Jersey, with its executive offices located in Mt. Laurel, New Jersey.  Its primary subsidiary is Sun National Bank, a full service commercial bank serving customers through more than 60 locations in New Jersey. Sun National Bank was named one of Forbes magazine's “Most Trustworthy Companies” for five consecutive years. The Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the Federal Deposit Insurance Corporation (FDIC). For more information about Sun National Bank and Sun Bancorp, Inc., visit www.sunnb.com.

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